EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT ("Contract") made and effective this 24th day of October, 2013, by and between _________ ("Employee") and UNITED BANCORP, INC., 2723 S. State Street, Ann Arbor, Michigan 48104 ("UBI").

RECITALS

A.	UBI desires to continue to employ Employee.

B.	Employee desires to continue to be employed by UBI.

C.	There is continued activity by multi-bank holding companies in the acquisition of independent community banks, which often jeopardizes the continued employment of senior officers of the acquired bank, and UBI wishes to minimize the uncertainty and distraction caused by such activity, which would detract from Employee's ability to perform his/her duties, by providing Employee with some transition assistance if Employee's employment is terminated under circumstances entitling Employee to payments under paragraph 3 or 11 of this Contract.

NOW, THEREFORE, UBI and Employee hereby enter into this Employment Contract on the following terms and conditions:

1.
Employment.  UBI hereby employs Employee, and Employee accepts this employment and agrees to devote his/her full-time attention and energies to the performance of his/her employment duties.  UBI retains the right to terminate Employee's employment at will subject to the terms of this Contract.

2.
Term of Contract.  The Initial Term of this Contract shall be from October 24, 2013, through March 31, 2014.  Beginning on April 1, 2014, this contract shall automatically renew for additional one year terms from April 1 through March 31 ("Renewal Term") unless either party gives the other written notice of nonrenewal not later than 60 days before the expiration of the Initial Term or any Renewal Term; if such notice of nonrenewal is given this Contract will expire at the end of its then-current term.  If Employee's employment terminates before expiration of this Contract: (A) Employee will be entitled to the payments under paragraph 3 or 11, if applicable, notwithstanding such expiration and (B) Employee will remain subject to paragraphs 9, 12, 13 and 14 notwithstanding such expiration.  The confidentiality provisions in paragraph 12 shall survive termination of Employee's employment and expiration of this Contract, and will remain in effect permanently as provided in paragraph 12.

3.
Payment Upon Termination in Certain Circumstances.  If UBI terminates Employee's employment other than for "Cause," as defined in paragraph 6, below, under circumstances constituting an involuntary separation from service, as those terms are defined under Section 409A of the Internal Revenue Code and related regulations (the "Code"), Employee will be entitled to the payments provided in this paragraph, subject to the conditions in this paragraph.  Provided, however, that if Employee is entitled to payments under paragraph 11, this paragraph will not apply.

a.	Payments.

i.
Employee shall continue to receive his/her regular salary (the salary in effect immediately prior to such termination) in accordance with UBI's regular payroll practices and subject to required payroll withholding, for 6 months after the date of Employee's separation from service.

ii.
Provided that Employee elects and remains eligible for COBRA continuation coverage, UBI will pay the COBRA continuation premiums to continue Employee's employee and dependent coverage under the Company's health insurance program for 6 months after the date of Employee's separation from service.

b.	Conditions. Employee's entitlement to the payments in subparagraph a. above is subject to the following conditions.

i.
Employee must sign within a time period designated by UBI (which shall be at least 7 days and not more than 45 days after Employee's separation from service), and must not revoke or purport to revoke, a general release, in a form prepared by UBI, of any claims that the Employee might otherwise have against UBI, any entity owning, owned by, or under common ownership with UBI ("Affiliate"), and the officers, directors, employees and agents of UBI and each Affiliate, provided that such general release will not release Employee's right to any payments under this Contract, any vested benefits to which Employee is entitled under the terms of UBI's benefit programs with respect to Employee's service through the date of separation from service, any rights of Employee under the terms of any applicable UBI equity compensation programs with respect to outstanding stock options or restricted stock, or any rights of Employee to indemnification under the Articles of Incorporation of Bylaws of UBI or any Affiliate.

ii.	Employee's entitlement to the payments under this paragraph is conditioned on Employee's compliance with Employee's obligations under paragraphs 9, 12, 13 and 14.

iii.	The continuation of salary and COBRA premiums shall immediately cease if Employee secures employment before the end of the 6 month period following Employee's separation from service.

iv.	In no event shall the total salary amounts paid under paragraph 3.a.i. or 11.a.i. exceed twice the compensation limit under Code Section 401(a)(17) in effect at the time the payments are made.

4.	Duties. The duties, responsibilities and authority of Employee shall be as determined by UBI from time to time.

5.	Compensation. Employee's annual salary for the Initial Term shall be $_____, unless adjusted pursuant to the following provisions:

a.
It is contemplated that Employee will be eligible for an annual cash bonus as a participant in the Management Committee Incentive Compensation Plan, subject to the terms of the plan.  Any annual cash bonus shall be paid not later than 2½ months following the end of the applicable fiscal year.

b.	Employee shall receive the standard employee benefits of employees of UBI.

c.
Changes may be made to the salary and fringe benefits herein set forth and such changes shall be set forth in Attachment A.  Changes to the salary and fringe benefits are effective only after Attachment A has been signed by the Chairman of the Board of Directors of UBI and by the Employee.  UBI retains the right to modify its benefit programs as applicable to all participating employees, and such changes will not require an Attachment A.

6.
Termination for Cause.  UBI may terminate this Contract for "Cause," such termination to be immediate, without notice, at any time, and with compensation and benefits only to the date of the termination of Employee.  The term "Cause" shall include the following enumerated and substantially equivalent matters:

a.	the death of Employee;

b.	the disability of Employee rendering him/her unable to perform the services required under the Contract for a period of 180 days;

c.	known substance abuse by Employee;

d.	felony conviction or plea (including a plea of guilty, nolo contendere or similar plea) of Employee;

e.	misdemeanor conviction or plea (including a plea of guilty, nolo contendere or similar plea) of Employee, if the misdemeanor involves moral turpitude;

f.	Employee's repeated unprofessional, irresponsible or disruptive language or conduct in the performance of his duties;

g.	Employee's dishonesty, breach of professional or corporate ethics, or criticism by a regulatory agency involving a serious violation of law or regulations;

h.
Employee's substantial breach of any significant term of this Contract, including, but not limited to, continued unsatisfactory job performance (other than as provided in paragraph 8), or repeated uncooperative conduct.

7.
Suspension.  UBI may suspend the employment of Employee resulting in the cessation of the performance of duties and the cessation of all compensation and benefits, in accordance with the following provisions:

a.
If criminal charges as described in subparagraph 6.d. or e. are made against Employee, then UBI, acting in its discretion, may suspend Employee for any period of time, provided that the suspension shall end if such charges do not result in a conviction or a plea (of guilty or nolo contendere, etc.) of either the original charge(s) or any lesser charge(s).

b.
 If a regulatory agency criticizes Employee for regulatory violations as set forth in paragraph 6.g. above, UBI shall have the discretion to suspend Employee for any period of time, provided that if the alleged violations are resolved in the Employee's favor, the suspension shall end.

The discretion invested in UBI as set forth in this paragraph 7 shall be exercised by the Chairman of its Board of Directors (as to suspension of UBI's Chief Executive Officer) or by UBI's Chief Executive Officer (as to suspension of any other employee).

8.
Failure to Meet Goals and Objectives.  In the event of Employee's repeated failure to meet goals and objectives which are established by the Board of Directors of UBI from time to time, Employee's employment may be terminated immediately, without notice, at any time, provided that upon such termination Employee shall receive the payments provided in paragraph 3 (or paragraph 11 if applicable) subject to the conditions in such paragraph.

9.
Employee Responsibilities Following Termination.  Termination of this Contract shall not relieve Employee of his/her responsibilities to complete any records, cooperate with UBI on any litigation, audits, regulatory reviews, claims or investigations, and otherwise to fulfill all responsibilities under this Contract which should have been rendered prior to its termination.

10.	Change in Control. For purposes of this Contract, a Change in Control of UBI shall mean:

a.
the acquisition by any individual, entity, or group (a "Person"), including any "person" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of UBI (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of UBI entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by UBI or a UBI subsidiary, (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by UBI or a UBI subsidiary or any Person controlled by UBI or a UBI subsidiary,

(C) any acquisition by any corporation pursuant to a reorganization, merger, or consolidation involving UBI or a UBI subsidiary, if, immediately after such reorganization, merger, or consolidation, each of the conditions described in clauses (i), (ii), and (iii) of subsection c. shall be satisfied, or (D) any acquisition by the Employee or any group of persons including the Employee;

b.
individuals who, as of the date hereof, constitute the Board of Directors of UBI (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of UBI subsequent to the date hereof whose election, or nomination for election by the shareholders of UBI, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of UBI in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of UBI as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall be deemed to have been a member of the Incumbent Board;

c.
approval by the shareholders of UBI of a reorganization, merger, or consolidation unless, in any such case, immediately after such reorganization, merger, or consolidation, (i) more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger, or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger, or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than (A) UBI or a UBI subsidiary, any employee benefit plan (or related trust) sponsored or maintained by UBI or a UBI subsidiary or the corporation resulting from such reorganization, merger, or consolidation (or any corporation controlled by UBI or a UBI subsidiary), or (B) any Person which beneficially owned, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be, beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation or 20% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger, or consolidation; or

d.	approval by the shareholders of UBI of (i) a plan of complete liquidation or dissolution of UBI or (ii) the sale or other disposition of all or substantially all of the assets of UBI.

11.
Provisions Applicable in the Event of a Change in Control.  Employee will be entitled to the payments in this paragraph, subject to the conditions in this paragraph, if, within 12 months following the effective date of a Change in Control (A) Employee's employment is terminated by UBI (or a successor) for any reason (other than for a cause described in subparagraphs 6.a, b, c, d or e) and such termination constitutes an involuntary separation from service, as those terms are defined under Section 409A of the Code or (B) Employee resigns for "Good Reason" (as defined below) and such resignation constitutes an involuntary separation from service as those terms are defined in Section 409A of the Code.

a.	Payments.

i.
UBI will pay Employee, within 15 days after the effective date of the release of claims referred to in paragraph 11.b. and 3.b.i., a lump sum in cash equal to 24 months of Employee's salary (at a rate equal to Employee's regular base pay in effect immediately prior to such termination and subject to required payroll withholding).

ii.
UBI will provide Employee with continued health insurance coverage for Employee and Employee's dependents for 24 months after the date of Employee's separation from service.  UBI will provide that coverage by directly paying the COBRA continuation premiums for the period that Employee elects and remains eligible for COBRA continuation coverage.  For any period during which Employee is not eligible for COBRA continuation coverage, or UBI's direct payment of the COBRA continuation premiums would result in a negative tax impact on Employee or UBI, UBI will reimburse Employee for 100% of Employee's cost to obtain health insurance that is substantially equivalent to those provided by UBI for the Employee and eligible dependents immediately before the Employee's separation from service.  For any portion of the above 24-month period that Employee is not entitled to elect COBRA continuation coverage, such reimbursement shall be in the amount of the Employee's cost to obtain equivalent coverage from another source.  Reimbursements under this Section 11(a)(2) will be made no later than thirty (30) days after Employee requests reimbursement, but in no event after the year following that in which Employee incurs such expense.

b.	Conditions. Employee's entitlement to the payments in (a) above is subject to the conditions in paragraph 3.b.i., ii., and iv. and paragraph 17.

c.
"Good Reason" Defined.  Employee's separation from service will be considered an involuntary separation from service for Good Reason if Employee resigns as a result of any of the conditions in i. below, UBI has had the opportunity to correct such condition and has failed to do so within the period provided in ii. below and Employee resigns as provided in ii. below.

i.	Any one or more of the following conditions arises in the 12 months following the Change in Control without the consent of Employee:

1.	A material diminution in Employee's base compensation;
2.	A material diminution in Employee's authority, duties, or responsibilities;
3.
A material diminution in the authority, duties or responsibility of the supervisor to whom Employee reports, including (if Employee reports to UBI's Board of Directors) a requirement that Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors;

4.	A material diminution in the budget over which Employee retains authority;
5.	A material change in the geographic location at which Employee must perform services; or
6.	Any other action or inaction by UBI or its successor that constitutes material breach of this Contract.

ii.
Employee notifies UBI or its successor in writing of the existence of the condition described in paragraph 11.c.i. within 90 days of the initial existence of the condition, UBI or its successor fails to remedy the condition and make Employee whole within 30 days after such notification by Employee and Employee resigns by written notice within 30 days thereafter.

12.	Confidential Information. The following confidentiality provisions are a material part of the consideration relied upon by UBI in entering into this Contract:

a.
In connection with Employee's employment with UBI, Employee will have access to information or materials of UBI and/or its subsidiaries that are considered trade secret, confidential and/or proprietary ("Information").  Information includes, but is not limited to, compilations of data, strategic plans, sales and marketing plans, customer and supplier information, financial information, and proposed agreements, and applies to such Information whether communicated orally, in writing, electronically, or by any other means.

b.
Information created by Employee during Employee's employment with UBI that relates to the business of UBI and its subsidiaries (or prospective business opportunities), or uses by UBI and/or its subsidiaries of Information created with resources of UBI and/or its subsidiaries (including staff, premises and equipment), belongs to UBI.  The term "Information" includes copyrightable works of original authorship (including but not limited to reports, analyses, and compilations, business plans, new product plans), ideas, inventions (whether patentable or not), know-how, processes, trademarks and other intellectual property.  All works of original authorship created during Employee's employment are "works for hire" as that term is used in connection with the U.S. Copyright Act.  Employee hereby assigns to UBI all rights, title and interest in work product, including copyrights, patents, trade secrets, trademarks and know-how.

c.
Employee shall use Information only for the benefit of UBI and/or its subsidiaries and not for Employee's own benefit.  Employee shall not take Information or the materials of UBI and/or its subsidiaries upon termination of Employee's employment.

d.
Information shall be disclosed and used only by staff members of UBI and/or its subsidiaries who have a need to access it in order to do their jobs, shall be maintained in secure physical locations, and shall not be disclosed to any other company or person except in connection with the business activities of UBI and/or its subsidiaries.

e.
The confidentiality provisions of this paragraph will survive termination of the employment relationship with UBI and expiration of this Contract, and shall continue in effect permanently for so long a period of time as the Information is maintained by UBI and/or its subsidiaries as confidential.

13.	Nonsolicitation of Employees and Customers. The following nonsolicitation provisions form a material part of the consideration relied upon by UBI in entering into this Contract:

a.
During the term of Employee's employment and for a period of 24 months after Employee's last day of employment, Employee agrees not to hire, and not to solicit for hire, any then-current employees of UBI and/or its subsidiaries, or to contact them for the purpose of inducing them to leave UBI and/or its subsidiaries.

b.
During the term of Employee's employment and for a period of 24 months after Employee's last day of employment, Employee agrees not to contact any then-current customers of UBI and/or its subsidiaries for the purpose of inducing them to leave UBI and/or its subsidiaries or to discourage them from doing business with UBI and/or its subsidiaries.  Employee agrees that, for such time period, Employee will not provide the type of services Employee provided under this Contract to any person or business customer who was a customer of UBI and/or its subsidiaries at the time of Employee's departure.

14.
Noncompete.  UBI and Employee acknowledge and agree that by virtue of his/her past experience in the banking industry and his/her knowledge of the business of UBI and its subsidiaries, Employee is uniquely qualified to successfully compete with UBI and/or its subsidiaries.  In recognition of these circumstances, and in consideration of UBI's continued employment of Employee in accordance with the terms of this Contract, Employee covenants and agrees that during the term of Employee's employment and for  a period of 24 months after Employee's last day of employment, Employee will not engage in the counties of Lenawee, Livingston, Monroe and/or Washtenaw in any business which is competitive with a business then regularly conducted by UBI and/or its subsidiaries in any of said counties, as an owner, employee, independent contractor or in any other capacity; provided, however, that the forgoing covenants shall not prohibit the Employee from owning, directly or indirectly, 1% or less of any publicly traded class of securities of a financial services corporation.

15.
Enforcement of Contract; Injunctive Relief; Attorney Fees and Expenses.  Employee acknowledges that violation of paragraph 12, 13, or 14 of this Contract would cause irreparable damage to UBI and/or its subsidiaries, and that they shall be entitled to injunctive relief for any such violation, in addition to any other available remedy.  If Employee violates this Contract, in addition to all other remedies available to UBI and/or its subsidiaries at law, in equity, and under Contract, Employee agrees that he/she is obligated to pay all of the costs enforcement of this Contract incurred by UBI and/or its subsidiaries, including attorney fees and expenses.  The parties agree that venue concerning this Contract shall be Washtenaw County, Michigan.

16.
Recovery.  Notwithstanding any other provision of this Contract, UBI may recover and Employee shall repay to UBI any bonus or incentive compensation based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

17.
Code Section 280G Cap.  Notwithstanding any other provision of this Contract, if (a) part or all of any compensation and benefits to be paid to Employee by or on behalf of UBI or any affiliate, whether under this Contract or otherwise, constitute a "parachute payment" (or payments) under Section 280G or any other similar provision of the Code, and (b) if the aggregate present value of such parachute payments (the "Parachute Amount") exceeds 2.99 times Employee's "base amount" as defined in Section 280G of the Code, then the amounts otherwise payable to or for the benefit of Employee under this Contract and taken into account in calculating the Parachute Amount shall be adjusted to the extent necessary to equate the Parachute Amount with 2.99 times Employee's "base amount."  The adjustments permitted under this paragraph may include the elimination of payments and the reduction of the amount of any payments.

18.
Notice.  For purposes of this Contract, notices and all other communications provided for in this Contract shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to UBI: Chairman of the Board United Bancorp, Inc. 2723 S. State Street Ann Arbor, Michigan 48104	If to Employee: _________________ _________________ _________________

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19.	Miscellaneous Provisions. The following miscellaneous provisions form a part of this Contract:

a.	Applicable Law. This Contract and the rights of the parties hereunder shall be interpreted, construed and performed in accordance with the laws of the State of Michigan.

b.
Entire Agreement.  This Contract as it may be modified in writing from time to time, constitutes the entire agreement between the parties, and supersedes any and all other agreements, oral or in writing, with respect to the subject matter contained herein.

c.
Amendments.  This Contract may be altered, amended or modified at any time, but only by written agreement executed by the parties hereto, except that UBI may unilaterally amend the Contract to the extent required by law.  Notwithstanding the preceding, no amendment or modification may be made to the Contract, even by mutual agreement, that would cause any Contract payments to violate the requirements of Section 409A of the Code.  No waiver of any provision of this Contract shall be valid unless made in writing and signed by the party against whom such waiver is sought.

d.	Paragraph Headings. Any paragraph title or caption contained in this Contract is for convenience only, and shall not be deemed a part of this Contract.

e.
Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Contract shall not affect any other provision hereof.  If any provision or portion of a provision of this Contract is determined by a court of competent jurisdiction to be unenforceable as written, it is the intent of the parties that the court should modify such provision, including modifications to the activities covered, duration, or geographic scope of such provision, to the extent necessary to allow its enforcement as so modified.

f.
Successors and Assigns.  This Contract shall be binding upon, and shall inure to the benefit of the successors and assigns, including purchasers of UBI, and for purposes of realizing any benefits payable hereunder to Employee prior to his/her death, the heirs and personal representative of Employee.  In no event shall Employee assign or delegate any of Employee's rights, powers, duties and obligations under this Contract without prior written consent of UBI.  If Employee dies after a termination of Employee's employment entitling Employee to payments under paragraph 3 or 11, any remaining salary payments otherwise payable under paragraph 3 or 11 will be made to the beneficiary designated by Employee in writing to receive such payments (or if none, to Employee's estate), and COBRA premium payments will continue for the remainder of the period called for by paragraph 3 or 11 for the benefit of Employee's eligible dependents.  UBI shall have the right to assign and delegate any or all of its rights, powers, duties and obligations under this Contract to any of its subsidiaries.

g.
This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code as an involuntary separation pay plan as that term is understood under Treasury Regulation § 1.409A-1(b)(9) and as providing for short-term deferrals, and shall be interpreted and operated consistently with those intentions.  To the extent Section 409A is found to be applicable to this Agreement, this Agreement is to be interpreted to comply with Section 409A and shall be interpreted and operated consistently with those intentions, including but not limited to, any applicable six-month delay in payment if Employee is a specified employee of UBI.

20.	Waiver of Jury Trial. UBI and Employee specifically and knowingly waive their rights to a jury trial.

21.	Arbitration. The parties agree that any dispute or controversy arising out of or in connection with this Contract shall be resolved by arbitration in accordance with the following provisions:

a.
The arbitration proceeding shall be conducted under the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time a demand for arbitration of the dispute is made.  The decision and award of the arbitrator made under the AAA rules shall be exclusive, final and binding on all parties, their heirs, representatives, successors and assigns.  Judgment upon the award rendered by the arbitrator may be rendered in any circuit court having jurisdiction of the matter.  In the event Employee or UBI shall require equitable relief prior to the selection of an arbitrator to resolve the dispute, either party may seek temporary equitable relief from any court having jurisdiction of the dispute, subject to any final relief awarded by the arbitrator.

b.
Limited civil discovery shall be permitted for the production of documents and the taking of depositions, provided, however, that no party is permitted to take the deposition of more than three witnesses except by agreement of the other party or upon order of the arbitrator pursuant to the motion of a party.  Subject to the foregoing limitations, discovery shall be conducted in accordance with the Federal Rules of Civil Procedure with any enforcement issues resolved by the arbitrator.

c.
The arbitration and all proceedings, discovery and any award of the arbitrator, is confidential.  Neither the parties nor the arbitrator shall disclose any information gained during the course of the arbitration to any person or entity who is not a party to the arbitration unless permitted by law.  Attendance at the arbitration shall be limited to the parties and those called as witnesses.

d.
The arbitration provisions of this paragraph shall not apply to any alleged violation by Employee of paragraph 12, 13 or 14, and UBI shall be entitled to seek judicial injunctive and other relief for any such alleged violation.

e.	The fees and expenses of the arbitrator shall be divided equally between and paid by the parties. Each party shall bear the cost of its own attorney fees and expenses.

  IN WITNESS WHEREOF, the parties have executed this Contract, effective as of the date first above written.

UNITED BANCORP, INC. By: ____________________________ Chairman of the Board	_______________________________ Employee

ATTACHMENT A

Employee:                                                                                                              Effective Date:

Salary Per Annum: $

________________________________ Employee	_________________________ Date
________________________________ Chairman of the Board, United Bancorp, Inc.	_________________________ Date